                                                                            Exhibit 99.1

FOR IMMEDIATE RELEASE

    Illuminet Exceeds Third Quarter Expectations with Revenue Growth of 26% Year Over Year
                ~ Reports Third Quarter Revenue of $52.3 million; EPS of $0.32
 ~Number Portability database queries reach 10 billion, highlighting continuing strong demand for Intelligent Network services

OLYMPIA, Wash--October 18, 2001 - Illuminet Holdings, Inc. (Nasdaq:ILUM), the nation's largest independent provider of SS7 network and database services to telecommunications carriers, today announced financial results for its third quarter ended September 30, 2001.
Both revenue and net income point to ongoing strength in the company's core business, with number portability, Calling Name database and wireless roaming services driving its 23rd consecutive quarter of positive results.

Revenue for the quarter increased 26%, to $52.3 million, compared to $41.6 million in the third quarter of 2000.  Net income increased 10%, to $10.9 million, or $0.32 per diluted share, compared to $9.9 million, or $0.30 per diluted share, in the third quarter of 2000.
Net income for the quarter included merger and acquisition expense of $1.5 million or $0.04 per diluted share. The results in 2000 included approximately $2.8 million, or $0.05 per diluted share, from sales of network usage software applications. For the nine-month period ending September 30, 2001 revenues increased 28% to $144.0 million compared to $112.4 million for the year ago period. Nine-month net income increased 25% to $31.1 million or
$0.92 per diluted share, compared to $24.8 million or $0.73 per diluted share for the same year ago period after excluding acquisition costs from both periods.

Illuminet's Intelligent Network services continued to show ongoing strong growth. Database transactions recorded for its number portability services accelerated in the quarter.
Illuminet's popular portability solution, launched in October 1997, reached a cumulative total of 8 billion number portability database queries in the second quarter of 2001 and had surpassed the 10 billion mark by the end of the third quarter. Number portability services enable individuals and businesses to change their local phone service provider without changing phone numbers.

Other Intelligent Network services posted strong performance including Illuminet's Calling Name services, with revenue growth of 84% over the third quarter of 2000, and IS-41 wireless message revenue with growth of 54% over the same period in 2000.

"Illuminet offers the types of services that are in high demand by a diverse group of telecommunications carriers," said Roger H. Moore, Chief Executive Officer of Illuminet
Holdings. "Consumer behavior favoring conveniences and features such as nationwide wireless roaming, caller ID, number portability, and toll-free numbers spurs increased market penetration of the services provided by the carriers we serve, which in turn drives growth for Illuminet."

Illuminet generates revenue from this increased network traffic  - SS7 messages traveling on the network - and numbers of database transactions used for Intelligent Network services.
For this reason, success for Illuminet is measured not necessarily in number of new customers, but rather in the number of new switches added to the network. The more switches that are added, the more connections are made, leading to increased traffic, and ultimately, more revenue for Illuminet. In the nine-month period ended September 30, 2001, 87 new signaling points were connected to the network, representing an increase of 10%, growing to
919.  This metric is just one key to understanding the company's unique record of success, according to Moore.

For the fourth quarter of 2001, the company expects revenues to be in the range of $53 to
$55 million, and earnings per share of $0.35 to $0.37, excluding merger and acquisition costs. Looking forward, the company expects revenues to grow by 23% to 25% in 2002, with operating income margins to remain solid at approximately 30%.

NEW OPPORTUNITIES IN WIRELESS
The acquisition of the roaming and wireless clearinghouse services provided by BellSouth
International Wireless Services (BSI-WS), now a wholly-owned subsidiary of Illuminet, gives
Illuminet a large footprint and full suite of services for wireless carriers, including the ability to offer seamless roaming throughout the Americas. In addition, it expands the market for the company's prepaid services in Latin America. Migration of significant North
American wireless clearinghouse traffic to the Illuminet platform is underway and will progress throughout the fourth quarter.

"In the wireless arena, we have every expectation that there exists significant new opportunities for growth in calling name database services, use of our number portability solution for number pooling, and SMS interoperability services," Moore said.

THIRD QUARTER REVENUE HIGHLIGHTS
The company's core business of Network Services increased 37% to $50.7 million during the third quarter of 2001, compared to $37.1 million in the third quarter of 2000.  Within
Network Services, Network Connectivity increased 18% to $16.5 million in the quarter, compared to $12.0 million in the third quarter of 2000.  Intelligent Network Services contributed $24.6 million to revenue in the third quarter of 2001, compared to $17.0 million in the third quarter of 2000, an increase of 45%.  Wireless Services revenue increased 19%
to $9.6 million in the quarter, compared to $8.0 million in the third quarter of 2000.
Wireless Services revenues include wireless roaming and prepaid services.

THIRD QUARTER EXPENSES HIGHLIGHTS
Carrier costs in the third quarter were $8.7 million, or 17% of revenue, compared to $6.8 million, or 16% of revenue, in the third quarter of 2000.  Operating expense in the most recent quarter was $13.4 million, compared to $10.7 million in the third quarter of 2000, representing 26% of revenue for both periods.

SG&A expense for the quarter was $8.1 million, or 15% of revenue, compared to $5.7 million, or 14% of revenue, in the third quarter of 2000.  Depreciation increased to $5.0 million in the third quarter of 2001, compared to $4.1 million in the third quarter of 2000, representing
10% of revenue for both periods.

BALANCE SHEET HIGHLIGHTS
Cash and short-term investments were $101.8 million at the end of the third quarter of 2001 compared to $122.3 million at the end of the second quarter of 2001.  The reduction reflects the $25.1 million cash payment for the acquisition of BSI-WS.

Accounts receivable grew to $59.8 million, an increase of $12.5 million over the previous quarter due to the increase in business, the acquisition of BSI-WS and the timing of receipts from a large customer.  A major customer's payment of $5.5 million was received shortly after the close of the quarter.  The purchase accounting treatment for the acquisition of BSI-WS added $1.6 million of receivables without the corresponding revenues.
Taking these events into account and removing from gross receivables the non-revenue pass through portion, our adjusted day's sales outstanding of 48 days is consistent with historical levels.

Other assets of $21.4 million grew $19.8 million from the previous quarter due to the amortizable intangible assets and goodwill recognized in the BSI-WS acquisition.

RECENT HIGHLIGHTS

     o    VeriSign (Nasdaq:VRSN), the leading provider of digital trust services, announced on
          September 24 its intent to acquire Illuminet. The transaction is expected to close by the end of 2001 or early in the first quarter of 2002.

     o    The acquisition of BSI-WS was completed on September 28, giving Illuminet a presence in 23 countries in Latin America and the Caribbean, as well as new clearinghouse services in North America. Illuminet will discontinue use of the name BSI-WS in the near future.

     o    NTC is now providing its SmartPay Wireless(R)services to carriers NTelos and Western
          Wireless. SmartPay Wireless is a real-time billing system that features a permanent, flexible account for subscribers with usage or credit limits that can be established for each subscriber. While other billing systems require "post-call" call detail records to reconstruct a transaction and bill it to the end user, SmartPay deducts charges in real time and posts the charges to the subscriber's account almost immediately after the transaction takes place.

     o    In the immediate aftermath of terrorist attacks in New York City and Washington, D.C.
          on September 11, Illuminet experienced minimal impact to its network. Power outages and non-Illuminet facilities losses directly attributable to the damage sustained in lower Manhattan resulted in some access problems. In spite of the situation there, the Illuminet network functioned as it should and the Network Operations Center in
          Kansas reported traffic levels returning to normal the same day. Illuminet's extensive infrastructure is engineered to ensure reliable communications services, even under high stress conditions. Iluminet personnel received high praise from several affected customers for assistance in quickly rerouting traffic and keeping services functioning.

CONFERENCE CALL
Illuminet will host a live conference call and Web cast to discuss its second quarter financial results on Thursday, October 18, 2001 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Roger Moore, CEO, and Dan Weiss, CFO. The Web cast and replay of the call will be available at www.illuminet.com/ir or www.ccbn.com. Listeners should go to either of these sites at least 15 minutes prior to the call to download and install any necessary audio software. A replay of the conference call is also available at 1-800-633-8284 and by providing the 19782135 confirmation code.

ABOUT ILLUMINET
Founded in 1981, Illuminet (Nasdaq: ILUM) is the largest independent outsource provider of advanced nationwide signaling and intelligent network services that are essential to the communications industry. Connection to the Illuminet network gives carriers access to virtually the entire U.S. public-switched telecommunications infrastructure through a single source. The Illuminet service bureau specializes in cost-effective outsourcing of highly complex SS7 network and telecom database services including calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) interconnection services, clearinghouse services, toll-free database and other core functions for traditional, wireless and IP-based carriers. The company also provides prepaid wireless services, including real-time account management, through its subsidiary National Telemanagement Corporation (NTC), based in
Dallas, TX. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360)
493-6000; www.illuminet.com.

CAUTIONARY STATEMENT: Certain statements contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections.
Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements regarding, fourth quarter financial results, projected growth rates for revenues and net income and expected operating margins along with
Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements, including but not limited to our ability to provide reliable services, acceptance of new products and services within the industry, the impact of any network outages, the ability of third party communications infrastructure suppliers to maintain operational integrity of our connections and to continue to provide and expand service to us, our ability to effectively and cost efficiently acquire and integrate complimentary businesses and technologies, continued acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology, our ability to attract and retain employees with requisite skills to execute our growth plans, intense competition in the market for SS7 services and pricing pressures caused by competition and industry consolidation.  For additional discussion of the principal factors that may cause actual results to be different, please refer to the company's 10-K filing on March 9, 2001.
Illuminet undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

EDITOR'S NOTE:  Illuminet is a registered service mark of Illuminet Holdings, Inc.

Illuminet Contacts:
Investor Relations: Peter Wiederspan, VP - Finance and Investor Relations, (360) 493-6165,
investor_relations@illuminet.com
Media: Penny Thomas, Senior Manager - Corporate Communications, (360) 493-6724,
media_relations@illuminet.com

                                            # # #

                          Illuminet Holdings, Inc. and Subsidiaries
                                Consolidated Income Statement
                     (In thousands, except shares and per share amounts)

                                            Three months ended              Nine months ended
                                               September 30,                  September 30,
                                           2001            2000            2001           2000
                                           ----            ----            ----           ----
                                        (Unaudited)     (Unaudited)     (Unaudited)    (Unaudited)

Revenues                                    $52,339         $41,593        $144,043       $112,379

Expenses:
        Carrier costs                         8,716           6,798          25,068         20,123
        Operating                            13,407          10,713          37,318         29,489
        Selling, general and
           administrative                     8,062           5,716          22,212         15,666
        Depreciation and amortization         4,964           4,057          14,844         11,505
        Merger costs                          1,456               -           1,456          3,353
                                              -----          ------           -----          -----
Total expenses                               36,605          27,284         100,898         80,136
                                             ------          ------         -------         ------

Operating income                             15,734          14,309          43,145         32,243

Interest income                               1,589           1,882           5,174          5,553
Interest expense                              (192)           (259)           (614)        (1,015)
                                              ----            ----            ----         ------

Income before income taxes                   17,131          15,932          47,705         36,781

Income tax provision                          6,188           5,986          17,811         15,305
                                              -----           -----          ------         ------

Net Income                                  $10,943          $9,946         $29,894        $21,476
                                            =======          ======         =======        =======

Earnings per share-diluted                    $0.32           $0.30           $0.88          $0.63
                                              =====           =====           =====          =====

Weighted-average common shares-diluted   34,070,129      33,677,898      33,896,081     33,543,619
                                         ==========      ==========      ==========     ==========

Net income prior to merger costs            $12,122          $9,946         $31,073        $24,829
                                            =======          ======         =======        =======

Diluted EPS prior to merger costs             $0.36           $0.30           $0.92         $ 0.73
                                              =====           =====           =====         ======

                           Illuminet Holdings, Inc. and Subsidiaries
                                   Consolidated Balance Sheet
                       (In thousands, except share and per share amounts)

                                              September 30,     June 30,     December 31,
                                                  2001            2001           2000
                                             ----------------------------------------------
                                               (Unaudited)    (Unaudited)    (Unaudited)
                      ASSETS

Current assets:
  Cash & cash equivalents                    $ 53,395        $ 60,391       $ 32,358
  Available-for-sale securities                    48,391          61,903         84,531
  Accounts receivable, net                         59,771          47,280         42,891
  Deferred income taxes                             1,498           1,112            939
  Income taxes receivable                           -               2,051            752
  Prepaid expenses and other                        3,628           4,011          3,148
                                                    -----           -----          -----

Total current assets                              166,683         176,748        164,619

Property and equipment, net                        85,787          75,324         65,279

Other assets                                       21,390           1,608          1,463
                                                   ------           -----          -----

Total assets                                    $ 273,860       $ 253,680       $231,361
                                                =========       =========       ========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable                         $ 15,537        $ 13,185        $ 15,071
 Accrued expenses                                  7,141           6,426           8,354
 Due to customers                                 17,571          15,877          13,520
 Income taxes payable                              3,998           -              -
 Current portion of obligations under capital
 leases                                            2,530           2,762           2,693
 Current portion of long-term debt                   330             323             675
                                                     ---             ---             ---

Total current liabilities                         47,107          38,573          40,313
                                                  ------          ------          ------
Deferred income taxes                              5,430           5,899           5,819
Obligations under capital leases, less current
portion                                              705           1,157           2,402
Long-term debt, less current portion               5,902           5,988           6,153

Stockholders' equity:
 Common stock                                        327             326             321
 Additional paid-in capital                      124,367         122,936         117,056
 Deferred stock-based compensation                (1,927)         (2,205)         (2,758)
 Retained earnings                                91,949          81,006          62,055
                                                  ------          ------          ------

Total stockholders' equity                       214,716         202,063         176,674
                                                 -------         -------         -------

Total liabilities and stockholders' equity     $ 273,860        $253,680        $231,361
                                               =========         =======         =======